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Mobile World Congress, Barcelona, Spain

February 27, 2024

Mohamed Kande (Global Chair-elect, PwC): Hello and welcome. It is an honor to be here. We are here to talk about how technology. Will power the future of business. How technologies like AI, cloud and 5G are changing the business landscape. I will be joined today by three executives from Hewlett Packard Enterprise, Juniper Networks and Huawei Technology. But before we get started, let me set the stage. Technology is driving massive changes across multiple industries. How, when and where companies operate today. Where they build products. How they serve customers. Everything is changing. Competitive dynamics even are intensifying because of technologies. Industries are converging. In addition to technology disruption. Climate change is happening. Customers expectations are changing. Regulations and also geopolitical issues. All industries today are impacted by technology change. No one. No one is spared. Let me give you some facts. 65%. Of the companies that were on the Fortune Global 500 list. In 1995 a gun. They either got acquired or they actually went bankrupt. We recently did a global CEO survey. And found out that 45% of CEOs globally. Are saying that the businesses will not be viable in ten years. 45%. 55% of them said that technology change will change how they operate, create value or even compete in the next few years. It is no longer about how to just optimize what they have. It’s about reinventing the businesses, reinventing the business models. So what do we mean by business model reinvention? It is not about doing the same thing better. It is not about becoming more efficient. It is actually about how companies make money differently, how they serve their customers in new ways, get into new products and services, and even new industries. As we can see today, it’s about responding to the market forces that I just talked about and also to competitive pressure.

Now technology can be a disruptor. It is doing it today. But technology can also be a great asset and an enabler for companies for business model reinvention. So let’s explore a couple of elements of business model reinvention. The first one if companies want to change how they run their businesses. They can embed modern technology. Think about 5G, cloud and AI. Let me start with 5G. 5g will accelerate digital transformation. It will make the Internet of Things connecting all things to the internet real a reality. And think about all of the data and insights that can come out of 5G for companies to run their businesses better. If you think about 5G, you think about sensors. You think about centers, you think about data. Where is all that data going to go? To the cloud. We are now going to see an explosion of the cloud because of how we expand 5G networks around the world. If the cloud explode with all of the data, what comes next? Artificial intelligence. We can now train all the artificial intelligence models on more and more data. Think about how can companies can think about reinventing their businesses, running businesses differently because they have access to that modern technology? And after embedding the technology, it gets us to the second element. Companies now have the ability. To create value with new products and services. This cannot be done without modern technology. But now they have the ability to rethink the business model. How to make money. New services, new products, how to interact with customers differently, but also which ecosystems to be part of.

Let me give you an example. We think about anything other services companies changing their revenue model today from selling stuff transactions to consumption based models, subscription on demand. By the way, this is not possible with a technology. This is not possible without the cloud. Think about storage as a service. Energy as a service. Manufacturing as a service. All of these new revenue models that we see today, it’s all powered by the technology that we are going to discuss today. It doesn’t happen by itself. Let’s think about connected products. Physical products, exchanging data. You know, driverless cars. Smart manufacturing. You think about wearables for health care? All this cannot happen. We take it for granted. But all these things cannot happen without the technology that we are going to discuss today. Another way of creating value differently digital products. We have now seen with that modern technology, new services where you interact and transact all digitally. Think about digital banking banks without branches. Today, all of this shift of creating value, of powering the future is all due to that modern technology that we are going to discuss today. So that’s much of the discussions today. So let’s hear from executives who are helping to build that infrastructure, that infrastructure that is powering the future of business. And I’m not talking about the business of today. I’m talking about the business of the future.

Let me welcome Antonio Neri. Antonio is the CEO of Hewlett Packard Enterprise. He has been the president and CEO of HPE since 2018. Before becoming the CEO, he spent more than 20 years at the company holding numerous leadership positions. Please join me in welcoming Antonio Neri to the stage. Antonio. Come, have a seat.

Antonio is a very famous man, by the way. So, Antonio, I have a couple of questions for you. We talk about modern infrastructure that’s powering the future of business today. Right. And I know that HP’s strategy has encompassed the edge for several years. Will you share more? All of us. How HPE views the telco sector and its role in the market to help companies reinvent their businesses.

Mr. Neri: Well first of all, thank you for having me. And good afternoon, everyone. It’s great to be here. Our strategy has been informed by the mega trends I saw early in my tenure as a CEO. I saw that enterprises of the future will be more edge centric, cloud enabled, and data driven. What that means the edge is where we live, where we work, where a lot of the onramps to digital processes really happen. And in doing so, the first step is really to be connected. Without the connectivity, you can’t digitize, you can’t automate your enterprise, and you can’t deliver these new experiences that some of the technology you spoke in your earlier remarks can really accelerate the enterprise. And so we as a company make a big bet at the time to, you know, invest at the edge and working with the partner ecosystem. That’s why this conference is great for us, because we have an amazing set of partners throughout the venue. But our focus was really at the time into the campus and branch and bring together a series of technologies and a cloud native approach, wrapping the security and the AI so that we can use that connectivity layer to digitize and automate.

But the second step was to bring the cloud experience, because for us, cloud is not a specific destination. It’s an experience that ultimately you need to bring to all your applications and data wherever they live. And obviously, the enterprise today is way more distributed than ever before. And we understood, in fact, late in the 2010s that the hybrid experience is the key. You can’t put all your data and your applications in one location, wherever it may be on prem or even in the public cloud. So we decided to build a hybrid cloud experience with the cloud principles in mind. And I was listening to you talk about also the paradigm shift that’s taking place in the way customers consume technology. And so while we were focusing on that hybrid experience, you also changed the way people consume technology. And therefore, we enacted what is today known as HPE GreenLake, a hybrid cloud platform. We want to call it the fourth cloud, for that matter, which ultimately allows you to consume CapEx, subscription and consumption in the same platform. But ultimately, everything we do is architected to that unified experience.

And last but not least, was the data driven approach. I have to say, I was not that futuristic to understand the AI massive inflection point we got in the last 12, 15 months. But I did, and I did understand and understand that the fact that data is the most valuable asset you have, and in fact, I argue at some point enterprises will have to record data in the balance sheet. You are in the business of auditing and providing counseling and all those great services. But think about it: You record an asset, let’s say a building or capital expenditure. I believe at some point down the future, you will have to record that data is the most valuable IP you have. But with AI, obviously, I think it’s the most disruptive technology in our lifetime. It opens new opportunities to improve business productivity, which is the core of the AI thesis, and obviously drive the next level of insights. And there are remarkable opportunities in that. But for us, the connectivity in the networking space with hybrid cloud and AI is what we have built inside our HPE Greenlake platform experience.

Mr. Kande: Fantastic to see the progress you have made at HPE. I have one question about Juniper that we save for our next guest, but let’s touch on the early progress. Since the close of Athonet, the company that you acquired in the past to power the strategy that you just talked about. How are you seeing the integration, accelerating the strategies of your customers today?

Mr. Kande: Well, I don’t think it’s just Athonet. As I think about one of the early concepts and ultimately development is to integrate the entire connectivity layer from switching to Wi-Fi to software defined wide area network to the extension to the managed private network, which obviously private 5G is a major component, and it gives us that capability with a very modern cloud architecture. And so with partners here, obviously we’re working on additional use cases, but we already see a significant uptake because think about the use cases, whether it’s ports, whether it’s defense, whether it’s healthcare where you need persistent connectivity, low latency. Obviously a lot of dense environments need a level of resilience and performance, but ultimately they need to do it in a way that’s way more agile than ever before. And so that’s why bringing that aspect to the rest of the connectivity layer with the same policy management, the same experience, the same way to lifecycle manage the network was one aspect of it. So that’s one aspect. The other one was the software defined wide area network. We did an acquisition called Silver Peak. And then last but not least, we also are integrating the security for the service access service edge. So we are integrating our access security framework, which covers all three CASB, SWG and ZTNA together with our SD-Wan to create an SLC comprehensive framework, which is cloud enabled in the same platform inside HPE GreenLake.

Mr. Kande: You know, when I was reading the information on Athonet, I was thinking about some of the applications that you just mentioned. Think about industrial manufacturing. Yeah, with smart factories, with nobody in it. If you can control a factory from a distance with no workers in the factory, you need that low latency. You cannot have it without the type of equipment. Another application is in health care remote surgery. You cannot have remote surgery with a delay.

Mr. Neri: If you enable robotics of sorts. Exactly. You can’t fail.

Mr. Kande: Yeah. You can’t fail with that. Absolutely. So why don’t we do that now. Next we are going to bring out another CEO, one that you know pretty well now that you bought his company. So now Rami Rahim.

Rami has been the CEO of Juniper Networks since 2014. And he’s also a member of the board of directors. Becoming the CEO, Rami started his Juniper career in 1997. I was young at that time.

Mr. Neri: Yeah, we started our careers almost at the same time.

Mr. Kande: Exactly. You know, that’s when we all started our careers. But he was employee number 32. Now that’s something that was the beginning. I remember in my early days as an engineer at Motorola was actually installing Juniper equipment. So that was quite interesting. Rami has been an EVP and GM of Juniper Development and Innovation organization. So with that, Rami, why don’t you come and join us, please? Rami, CEO of Juniper Networks.

So they are very good friends now because he just bought his company.

Mr. Neri: We have been for some time.

Mr. Kande: So HPE made a huge announcement. It was in January actually, just last month.

Mr. Neri: January 11th.

Mr. Kande: You know exactly when it was. That was a big deal though for the industry. But when you think about the industry today, that was the first big deal of 2024 that we had. That announcement that Antonio made on January 11th about Juniper coming into HPE. So first of all, thank you, because you sent a signal into the market that deals are back. So we appreciate that.

Mr. Neri: As long as it makes sense.

Mr. Kande: Yeah it makes sense. It’s okay. So what are the expectations on how this will transform networking?

Mr. Neri: Well I think we need to step back and talk about why we announced this deal. I think in the context of the comments I made earlier on, we obviously we are experiencing these amazing inflection point called AI and when I think about that inflection point, it’s fair to say that AI will be an accelerator of hybrid in the cloud. And in doing so, the core tenant of that is the network. Think about it how you bring the data to the right acceleration of compute to really either build these large models (and now we are talking about trillions of parameters) to potentially fine tuning these models with your data. So you can give context to that model and then eventually what the value is. It really is the deploying these models, which is the inference insight. And so for us it was about where we want to play, how we want to build, where we want to win. And we believe that network aspect of the architecture is going to be core to the AI transition we are experiencing. And that’s why when we look at the Juniper, with Rami, we felt this combination is going to give the industry a new modern architecture that it has been waiting for (the network I’m talking about) for a long, long time. And I think this is something that Rami and I are very committed to develop together. We have an amazing, we will have an amazing combined team. This is the first time in the history of HPE and Juniper that together, we’re going to have all the intellectual property to really converge the network, to automate the network and then ultimately, what is the killer application for that is AI. But maybe I will ask Rami how we think about this, because during the January 11th announcement, I announced that Rami, once the transaction closes, it’s going to lead the business.

Mr. Rahim: So I’m happy to weigh in and thanks for the opportunity. First, I appreciate the kind intro. I have been at Juniper for a very long time, and I started out my career at the company as a silicon developer and back then I recall we were born in the age of the internet, and Juniper was a really big, bold bet on an architectural transition that was necessary to enable the internet to scale to what it is today. Fast forward to today, as Antonio mentioned, AI is the next big inflection point, and it’s probably no, it’s definitely going to be bigger than the internet inflection that happened several decades ago. And I believe that you need a similar sort of mindset and bold thinking to pursue this opportunity in its fullness. So this combination to me is about acceleration of our innovation to capture the full AI opportunity from silicon to systems to software. As Antonio mentioned, I fully agree all of the technology components necessary to build networks that enable AI, as well as the AI ops that can simplify the management and operations of networks worldwide. Not to mention the worldwide channel and presence that HPE brings is really, really interesting. So I’m excited.

Mr. Kande: Wow. You should have said that on January 11th. This is good.

Mr. Neri: But you know what? You talk about the first deal of the year. You know, it just happened to be that way. But we have in our cultural beliefs two key messages that we’re trying to resonate. One is we accelerate what is next? I think this is an opportunity to accelerate what comes next with this amazing opportunity with a lot of challenges, obviously. And the other one is the fortunes favor the bold. And so you have to have the courage and the conviction and believe in what do you think is going to happen and then go for it. And this is what we’re doing together with Rami.

Mr. Kande: Talking about what will happen next. So this is Mobile World Congress. And we both know having been, all of us know having been the industry for a long time, right here in Barcelona since 2006. Global gathering of the telecom industries. And now 60% of the people here are actually not from the telecom industry. Can you give us an indication of how the combined company will address its market, the telco market, but also companies at large, the enterprise?

Mr. Neri: Sure. I think people don’t know, but HPE, when you think about the vertical approach, telco has been one of the top two verticals we do business with. Obviously, we come from a compute centric and cloud centric approach. He obviously comes from the core network approach with the service provider business. But ultimately it’s the convergence that we see between the telecommunication side and the IT side. And I think these trends come every so many years, call it every decade. So if you think about it, you know, we’re chatting before where I came from, the PC client server, very distributed. Then we went centralized. Think about your phone. That’s your terminal. You can do so many things, but the mainframe is the cloud. And now we are going to live in both worlds with the AI being, what I think is going to be one of the most interesting applications of technology. But that said, I think this convergence is going to be accelerated and there is opportunity to partner together to do something amazing that not only advances the business, but also society as a whole. I think of connectivity as an important aspect for society, not different than water, electricity. We must make it inclusive and we must make it sustainable. AI is going to demand a lot of key innovation to reduce power and increase performance, at the same time with reduced cost. And HPE together with Juniper, we intend to do that using our assets and amazing know how in engineering capabilities to take advantage of this, I think opportunity in ten years. Rami?

Mr. Rahim: You know, Juniper was born as trusted advisors for telcos. Our very first customer was a telecom operator. For years we were exclusively selling to telecom operators, and that’s never going to change. When I reflect now on where we are today, despite the fact that we have transitioned over half of our business to the enterprise, we’ve never lost focus on the incredibly important vertical for us of the service providers. First of all, I think all of our service provider customers understand that our strategy of pursuing and diversifying our business into the enterprise has only helped. It gives us the scale and the ability to invest more in solutions that are applicable everywhere. Increasingly, the solutions that we develop for high performance networking and highly automated AI powered networks are applicable to telcos and to enterprises. And last but not least, when I think about the potential of this combination, the components that HPE brings to the table again, across all layers of IT, but then technologies like Athonet, some of the software capabilities that HPE has built and accumulated over the years that can increase the relevance of our solutions to solve some of our service provider customers’ most pressing challenges today. Honestly, I just can’t wait. We got to get through this regulatory process, but I honestly can’t wait to the other side of it so we can demonstrate to our customers what we can do as a single company.

Mr. Kande: You know, it’s very interesting from what we just heard here, the fact that it is not only one technology that makes a difference. The full stack how you just mentioned, right? AI is going to be a big disruptor for all businesses that we serve today. But there is no AI without data. There’s no data without sensors capturing that data. But you need to move the data. Therefore, there is no cloud and AI without connectivity but high speed connectivity. Sustainable connectivity from what I just heard from you, this is great. And this is how when we think about the future of business, it’s not just one technology, it’s a combination of all these technologies that can make a difference for all the businesses that the audience today is currently serving. Antonio Rami, thank you very much for your remarks. Enlightening conversation.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks, uncertainties and assumptions and are based on Juniper’s current expectations, estimates, projections, beliefs and assumptions made by Juniper, all of which are subject to change. In this context, forward-looking statements often address expected future business, financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” and similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond Juniper’s control, and are not guarantees of future results. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements and you should not place undue reliance on any such statements, and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing or at all, including obtaining stockholder and regulatory approvals and other conditions to the completion of the transaction; (ii) the ability of HPE to integrate and implement its plans, forecasts and other expectations with respect to Juniper’s business after the completion of the proposed transaction and realize additional opportunities for growth and innovation; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) Juniper’s ability to implement its business strategies; (v) potential significant transaction costs associated with the proposed transaction; (vi) the risks related to HPE’s financing of the proposed transaction, (vii) potential litigation or regulatory actions relating to the proposed transaction; (viii) the risk that disruptions from the proposed transaction will harm Juniper’s business, including current plans and operations, and risks related to diverting management’s attention from Juniper’s ongoing business operations and relationships; (ix) the ability of Juniper to retain and hire key personnel; (x) potential adverse business uncertainty resulting from the announcement, pendency or completion of the proposed transaction, including restrictions during the pendency of the proposed transaction that may impact Juniper’s ability to pursue certain business opportunities or strategic transactions; (xi) legal, regulatory, tax and economic developments affecting Juniper’s business; (xii) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities or current or future pandemics or epidemics, as well as Juniper’s response to any of the aforementioned factors; and (xiii) other risks described in Juniper’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Juniper from time to time with the SEC. These risks should not be considered a complete statement of all potential risks and uncertainty, and are discussed more fully, along with other risks associated with the proposed transaction, in the Proxy Statement filed with the SEC in connection with the proposed transaction. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Juniper does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction between Juniper Networks, Inc. (“Juniper” or the “Company”) and Hewlett Packard Enterprise company (“HPE”), Juniper filed with the SEC a definitive proxy statement on February 26, 2024 (the “Proxy Statement”). Juniper may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which Juniper may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement and other documents that are filed or will be filed with the SEC by Juniper through the website maintained by the SEC at www.sec.gov, Juniper’s investor relations website at https://investor.Juniper.net or by contacting the Juniper investor relations department at the following:

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Juniper Networks

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Juniper and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Juniper’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Juniper’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on March 29, 2023. Juniper stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Juniper directors and executive officers in the transaction, which may be different than those of Juniper stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

To the extent holdings of Juniper’s securities by its directors or executive officers have changed since the amounts set forth in such documents, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, has been included in the Proxy Statement relating to the proposed transaction.